UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

AMENDMENT NO. 3

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 13, 2010

RVUE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

333-158117	94-3461079
(Commission File Number)	(IRS Employer Identification No.)

100 NE 3rd Avenue, Suite 200, Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

954-525-6464
(Registrant’s Telephone Number, Including Area Code)

_________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

RVUE HOLDINGS, INC.

EXPLANATORY NOTE

This Amendment No. 3 on Form 8-K/A (the “Amendment”) amends the Current Report for rVue Holdings, Inc. (the “Company”) on Form 8-K, filed with the Securities and Exchange Commission (“Commission”) on May 19, 2010 (the “Original Report”) as previously amended by Amendment No. 1 on Form 8-K/A filed with the Commission on August 17, 2010 and Amendment No. 2 on Form 8-K/A filed with the Commission on October 27, 2010. The Company is filing this Amendment in response to comments from the Staff of the Commission.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On March 29, 2010, we filed an Amended and Restated Articles of Incorporation to:

(1) change our name from “Rivulet International, Inc.” to “Rvue Holdings, Inc.” (the “Company”);

(2) designate a resident agent and registered office;

(3) increase the number of authorized shares of capital stock from 75,000,000 shares to 150,000,000 shares, divided into two classes: 140,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), and 10,000,000 shares of “blank check” preferred stock, par value $.001 per share (the “Preferred Stock”);

(4) set the number of directors of the Company at no less than 1;

(5) state the legal purpose of the Company;

(6) provide for the limitation of liability of directors of the Company to the fullest extent permitted by the Nevada Revised Statutes; and

(7) provide for the indemnification of officers and directors of the Company to the fullest extent permissible under the laws of the State of Nevada.

The Company amended its Articles of Incorporation in order to permit the Board of Directors, without further shareholder approval, to issue from time to time, shares of preferred stock containing such rights and privileges senior to other classes of the Company’s capital stock.  Such authorization of preferred stock is commonly referred to as “blank check” preferred stock and is commonly authorized in order to permit a Board of Directors to issue preferred shares quickly at a time that shareholder approval may not be possible or would be too costly to achieve.  Without such feature, which we believe is routinely adopted by Nevada corporations, issuance of preferred stock normally requires shareholder approval to amend its Articles of Incorporation under Nevada law.

On March 29, 2010, we declared a stock dividend whereby each stockholder of record on April 8, 2010 received a dividend of an additional 11.25490196078 shares of Common Stock for every one share of Common Stock which they owned.  The purpose of the dividend declared was in order to effectuate a recapitalization of the existing capital structure of the Company.  The Company declared a dividend in order to provide additional shares of common stock outstanding, reflecting the increase in the authorized shares of capital stock of the Company, to reduce the implied value per share attributable to each share of Company common stock outstanding and to increase the number of shares held by our shareholders and public float.  The Company desired our shares be potentially owned by a broader number of shareholders and the increased number of shares outstanding is believed to be a means to permit establishment of a trading market that could be traded within a lower range of share prices increasing affordability and accessibility to institutional and non-institutional investors. The exact ratio of the dividend was also determined in order to permit the Company to offer to private placement investors units of common stock that would be valued at $0.20 per share following the closing of the Argo/rVue acquisition and allocate between Argo and all other holders a number of shares that reflected the valuation attributable to the rVue business acquired.

The Transaction

On May 13, 2010, we acquired all of the issued and outstanding capital stock and the business of rVue, Inc., a Delaware corporation (“rVue Inc.”) from Argo Digital Solutions, Inc., a Delaware corporation (“Argo”), as well as any and all assets related to the rVue business held by Argo, pursuant to an asset purchase agreement, dated as of May 13, 2010 (the “Asset Purchase Agreement”), by and between Argo, rVue, Inc. and the Company (the “Transaction”).

Background

Prior to May 13, 2010, the Company was a shell company in the development stage, had no revenue, and its efforts were devoted to entering the automobile export business.  During late March 2010 we were approached by representatives of Argo and rVue to consider a transaction and on May 13, 2010 we agreed to acquire the assets of rVue, as described below.  Thereafter, we determined to continue the business of rVue as our sole business and terminated our efforts to enter the automobile export business by selling such business to our controlling stockholder.  Current management was not involved in the evaluation and decision by the prior controlling shareholders, officers and directors to participate in the Asset Purchase and to change the Company’s line of business and capitalization, but current management believes that the acquisition and change in the line of business was desirable as a means to pursue a business with what it believes are greater prospects.

Pursuant to the terms and conditions of the Asset Purchase Agreement:

•	At the closing of the Transaction, we acquired the assets from Argo for the consideration of 12,500,000 shares of the Company’s Common Stock.

•
Following the closing of the Transaction, we issued 32 Units in a Private Placement, each unit consisting of 125,000 shares of the Company’s Common Stock for $25,000 per unit (“Unit”), for an aggregate purchase price of $800,000.  All of the shares issued in the Private Placement are subject to a registration rights agreement under which we are obligated to seek registration of such shares within 180 days of the final closing date of the Private Placement.

•
In March 2010 and April 2010, in contemplation of the Transaction, rVue, Inc. entered into a series of bridge loans in the aggregate amount of $205,000 (the “Bridge Notes”). In conjunction with the closing of the Transaction, on May 13, 2010 all of the Bridge Notes were converted into an aggregate of 1,348,730 shares of our Common Stock as part of the closing of the Private Placement on May 13, 2010 at a rate equal to 130 percent of the price of the Common Stock sold in the Private Placement.

•
Upon the closing of the Transaction:  (i) Vladimir Vysochin resigned as our sole director and an officer, (ii) Mark Tolstoi resigned as our secretary and, (iii) a new board of directors and new officers were appointed. The new board of directors consists of Jason M. Kates, Richard J. Sullivan and Robert Chimbel.

•
Immediately following the closing of the Transaction and the Private Placement, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations (the “Conveyance Agreement”), we also transferred all of our pre-Transaction assets and liabilities to our wholly-owned subsidiary, Rivulet International Holdings, Inc. (“SplitCo”). Thereafter pursuant to a stock purchase agreement (the “Stock Purchase Agreement”), we transferred all of the outstanding capital stock of SplitCo to certain of our stockholders in exchange for the cancellation of 36,764,706 shares of our Common Stock (the “Split-Off”), with 6,250,000 shares of Common Stock held by persons who were stockholders of ours prior to the Transaction remaining outstanding. Our public float consists of 12,798,390 shares of common stock, and include these 6,250,000 that are our only shares of registered Common Stock and accordingly are our only shares available for resale without further registration.

The foregoing description of changes to our Articles of Incorporation, the Transaction and the Split-Off provides all material terms of such changes to our Articles, the Transaction and the Split-off.  The description of the Private Placement above and herein provides all material terms of the Private Placement.

Following (i) the closing of the Transaction, (ii) the closing of the Private Placement for $1,005,000, including the conversion of $205,000 of Bridge Notes, and (iii) the cancellation of 36,764,706 shares in the Split-Off, there were 24,898,730 shares of common stock issued and outstanding. 12,500,000, or 50.2%, of such issued and outstanding shares were held by Argo, 6,250,000, or 25.1%, of such issued and outstanding shares were held by the Company’s existing shareholders, 5,348,730, or 21.5%, were held by the investors in the Private Placement and the Bridge Note holders who elected to convert their loans, and 800,000 shares, or 3.2%, which were issued to certain investor relations professionals for services to be rendered in the future. The foregoing percentages do not include 3,750,000 shares of Common Stock reserved for issuance under our 2010 Equity Incentive Plan (the “2010 Plan”).

The following table represents the capitalization of the Company after the completion of the Transaction and other the transactions described herein.

Rvue Holdings, Inc. Capitalization:

Name	Shares	Percent
Argo Digital Solutions, Inc. (1)	12,500,000	50.2%
Company Shareholders	6,250,000	25.1%
Private Placement Investors	4,000,000	16.1%
Bridge Note Conversions ($205,000) (2)	1,348,730	5.4%
Investor Relations	800,000	3.2%
Total	24,898,730	100.0%

2010 Equity Incentive Plan (3)	3,750,000
Total Fully Diluted	28,648,730

(1)
Shares of Common Stock issued to Argo Digital Solutions, Inc. at the closing of the Transaction to acquire the rVue business.  Such shares may be distributed to the shareholders of Argo in accordance with a plan of liquidation of Argo after satisfaction of debts and liabilities of Argo.  Jason Kates, our CEO, Richard Sullivan, our Chairman, and David Loppert, our CFO have the right to acquire approximately 36%, 28% and 3%, respectively, of the shares distributed by Argo after satisfaction of claims. Argo, Jason Kates, Richard Sullivan and David Loppert are each considered to be a promoter of the Company.

(2)	Includes 1,332,500 shares of Common Stock issued in exchange for Bridge Notes plus 16,230 shares of Common Stock issued in exchange for accrued but unpaid interest on the Bridge Notes.

(3)
Represents approximately 15% of the Company’s outstanding Common Stock that has been reserved for issuance under the 2010 Equity Incentive Plan adopted by the Company.  On May 13, 2010, the board of directors of the Company authorized an aggregate of 2,512,500 option grants to officers, directors and employees of the Company at exercise prices of $.20 and $.22.

Neither we nor rVue, Inc. had any outstanding options or warrants to purchase shares of capital stock immediately prior to the closing of the Transaction. Prior to the closing of the Transaction, our sole director and majority stockholder adopted the 2010 Equity Incentive Plan and reserved 3,750,000 shares of Common Stock for issuance as awards to officers, directors, employees, consultants and others. Upon the closing of the Transaction, the Company granted options under the 2010 Equity Incentive Plan to purchase an aggregate of 2,512,500 shares of our Common Stock to a total of 16 individuals. Each of the options expires 10 years from the award and has an exercise price of either $0.20 or $.22 per share. The recipients of the options received awards in recognition of services and to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and directors, and to promote the long-term success of our business and to link participants’ directly to stockholder interest through increased stock ownership and include: (i) Jason Kates, who received options to purchase 1,000,000 shares of Common Stock, and (ii) David Loppert, who received options to purchase 500,000 shares of Common Stock, each of whom was an executive officer of Argo and rVue, Inc. prior to the Transaction and of the Company following the Transaction.

The shares of our Common Stock issued to Argo in connection with the Transaction, and the shares of our Common Stock issued in the Private Placement, were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder. These securities may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

Use of Proceeds from Private Placement.  After deducting estimated Private Placement expenses, including the exchange of $205,000 of Bridge Notes into Units sold at a rate of 1.3 shares of our common stock, we received net proceeds of $985,430 from the sale of units in the Private Placement, which we intend to use for general working capital. Our management will have discretion and flexibility in applying the net proceeds of the Private Placement. Pending any uses, we intend to invest the net proceeds from the Private Placement in short-term, interest bearing, investment grade securities or in federally insured bank or money market instruments and deposits.

Placement Agent.  RAMPartners SA (based in Geneva, Switzerland), a European investment bank, assisted the Company as Placement Agent for the sale of 8 units in the Private Placement to foreign investors.  All other units were sold directly by the Company.

Promoters.  Argo, Jason Kates, Richard Sullivan and David Loppert are each considered to be a promoter of the Company.

Bridge Loans. From March 2, 2010 through April 29, 2010, rVue, Inc., a privately held Delaware corporation, sold an aggregate of $205,000 principal amount of 10% secured promissory notes (“Bridge Notes”) in a private placement transaction exempt from registration.  The purchasers of Bridge Notes paid an aggregate gross purchase price of $205,000 for such Bridge Notes.  The Bridge Notes became due upon the earlier of September 2, 2010 or the date of the acquisition of rVue.  The Bridge Notes provided for the exchange of the Bridge Notes into rVue’s next financing at par, plus bonus shares equal to 30% of the note principal plus accrued but unpaid interest (“Bonus Shares”).  For accounting purposes these Bonus Shares are considered additional interest. On May 13, 2010, the Bridge Note Holders converted all of the Bridge Notes into an aggregate of 1,348,730 shares of our Common Stock as part of the closing of the merger on May 13, 2010.

The foregoing description of the Bridge Loans provides all material terms of such loans.

Changes to the Business. We intend to carry on the business of Rvue as our sole line of business. Upon closing of the Transaction, we relocated our executive offices to 900 S.E. Third Avenue, 3rd Floor, Fort Lauderdale, FL 33216.  Our telephone number is (954) 525-6464. In July 2010, we moved our offices to 100 NE 3rd Avenue, Suite 200, Ft. Lauderdale, FL 33301.

The Transaction was approved by the holders of a majority of the outstanding shares of Argo’s common stock by a majority of shareholders acting by written consent dated March 21, 2010. Jason Kates, one of our directors and our President and Chief Executive Officer, and Richard Sullivan, our Chairman, together controlled a majority of the outstanding shares of common stock of Argo and acted by written consent to approve the Transaction.

Changes to the Board of Directors and Executive Officers. Upon the closing of the Transaction, each of the directors of the Company resigned and Jason Kates, Richard Sullivan and Robert Chimbel were appointed as directors of the Company. In addition, upon the closing of the Transaction, each of the officers of the Company resigned and Jason Kates, David Loppert, Dawn Rahicki and Jay Wilson were appointed as the officers of the Company.  Argo, Jason Kates, Richard Sullivan and David Loppert are each considered to be a promoter of the Company.

Our board of directors consists of three people.  The number may be fixed from time to time by the board or our stockholders. A vacancy on our board of directors may be filled by the vote of a majority of the directors holding office. All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by the board of directors and serve at the discretion of the board.

Accounting Treatment

The Transaction is being accounted for as a reverse recapitalization of rVue, Inc. For accounting and financial reporting purposes rVue, Inc. is the acquiror and the Company is the acquired company.  The Company succeeded to the business of rVue, Inc. and following the completion of the Transaction and Private Placement, disposed of its pre-merger assets. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements of the Company prior to the closing of the Transaction will be those of rVue, Inc., and the consolidated financial statements after completion of the purchase and closing will include the assets and liabilities of the Company and rVue, Inc., historical operations of rVue, Inc. and operations of the Company from the closing date of the Transaction.

Tax Treatment; Small Business Issuer.

The Transaction is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or such other tax free reorganization exemptions that may be available under the Code. The Split-Off will result in taxable income to the Company in an amount equal to the difference between the fair market value of the assets transferred and the Company’s tax basis in the assets. Any gain recognized, to the extent not offset by the Company’s net operating losses carry-forwards, if any, will be subject to federal and state income tax at regular corporate income tax rates.

Following the Transaction, the Company will continue to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the SEC.

Lock-Up Agreements.

All shares of Common Stock of the Company received in the Transaction by Argo, and any shares received by Jason Kates, Richard Sullivan or David Loppert after the closing of the Transaction, will be subject to lock-up agreements with the Company. The lock-up agreements provide that the holder may not sell or transfer any of their shares for the earlier of (1) a period of 12 months following the Transaction, and (2) until such time as Paradox Capital Partners LLC has consented. The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Form of Lock-Up Agreement, which is filed as Exhibit 10.3 to the Original Report and which is incorporated herein by reference.

Pursuant to the terms proposed by Paradox for Bridge Loans to be made to rVue, rVue agreed that following a subsequent transaction Paradox would have the opportunity to consent to release of lock up agreements and upon closing of the recapitalization such obligations were assumed by the Company.  During the time that rVue was a privately held subsidiary of Argo, an existing shareholder of Argo, Gregory McGowan, introduced rVue to Harvey Kesner, the managing member of Paradox, who through Paradox, agreed to advance certain bridge loans to rVue while the companies sought to negotiate an asset purchase agreement with Argo, in order to undertake a recapitalization of rVue’s business and operations.  Argo’s officers and directors negotiated directly with Mr. Kesner and with other prospective bridge lenders and the acquiring company and through RAMPartners SA obtained indications of interest for longer term financing resulting in the transaction in which rVue was purchased from Argo on May 13, 2010 and for issuance of the private placement securities sold by the Company and converted by the rVue bridge lenders.

Registration Rights.

We have agreed to file a “resale” registration statement with the Securities and Exchange Commission (“SEC”) covering all shares of Common Stock included within the Units sold in the Private Placement as well as the shares underlying the placement agent warrants, if any, on or before the date which is 90 days after the final closing date of the Private Placement or the termination date of the Private Placement, whichever occurs later (the “Filing Deadline”). We will maintain the effectiveness of the “resale” registration statement from the effective date through and until twelve (12) months after the closing date, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144.  We have agreed to use commercially reasonable efforts to have such “resale” registration statement declared effective by the SEC as soon as possible and, in any event, within 180 days after the final closing date of the Private Placement or the Termination Date, whichever occurs later (the “Effectiveness Deadline”).  The Termination Date of the Private Placement is defined as the earlier of: (i) June 30, 2010, or such later date, which shall be no later than up to thirty (30) days thereafter, to which the Company, in its sole discretion, may extend the Private Placement; and (ii) such earlier date as of which the Company terminates the Private Placement in its sole discretion.

The Company is obligated to pay to investors in the Private Placement a fee of 1% per month of the investors’ investment, payable in cash, up to a maximum of 10%, for each month, pro rata in the event of periods less than thirty (30) days: (i) in excess of the Filing Deadline that the registration statement has not been filed; and (ii) in excess of the Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that the Company shall not be obligated to pay any such liquidated damages if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided the Company registers at such time the maximum number of shares of Common Stock permissible upon consultation with the staff of the SEC.

The foregoing description of the Registration Rights does not purport to be complete and is qualified in its entirety by reference to the complete text of the Form of Registration Rights Agreement, which was filed as Exhibit 10.2 to the Original Report and which is incorporated herein by reference.

Shares Received by Argo in the Transaction

In the event that Argo or Argo Digital Solutions Liquidating Trust, or any subsequent individuals or entities to whom such shares are distributed, desire to sell or dispose of such shares for a period of 1 year after the closing of the Transaction, such person must provide the Company with at least 10 days prior written notice of such intention, during which time the Company or its designees will have the right to direct such sales be made in one of more transactions through brokers or dealers who will endeavor to sell such shares in block transactions or other orderly fashion, such as in an underwritten or other offering.

Description of Our Company

The Company was incorporated in the State of Nevada on November 12, 2008 for the purpose of exporting new and used cars from North America to the Far East and Siberian regions of Russia. On March 29, 2010 we (1) declared a stock dividend of 11.25490196078 shares of Common Stock, and (2) amended and restated our certificate of incorporation in order to: change our name to Rvue Holdings, Inc., designate a resident agent and registered office, increase the number of authorized shares of capital stock from 75,000,000 shares to 150,000,000 shares, divided into two classes: 140,000,000 shares of common stock, par value $.001 per share (the “Common Stock”), and 10,000,000 shares of “blank check” preferred stock, par value $.001 per share (the “Preferred Stock”), set the number of directors of the Company at no less than 1, state the legal purpose of the Company, provide for the limitation of liability of directors of the Company to the fullest extent permitted by the Nevada Revised Statutes; and provide for the indemnification of officers and directors of the Company to the fullest extent permissible under the laws of the State of Nevada.

As a result of the Transaction, rVue, Inc. became a wholly-owned subsidiary of the Company and the Company succeeded to the business of rVue as its sole line of business.

Immediately following the Transaction and the Private Placement, our pre-Transaction assets and liabilities were disposed of pursuant to the Split-Off.

Effective as of September 15, 2009, Argo contributed certain assets and liabilities to a newly formed Delaware corporation, rVue, Inc., and launched the rVue business in order enable rVue’s management team to focus on developing the rVue business operations and attract capital investment in the rVue, Inc. business.

Description of Our Business

As used in this Current Report on Form 8-K/A, unless the context otherwise requires, all references to “we”, “our” and “us” for the periods prior to the closing of the Transaction refer to rVue, Inc., as a privately owned company, and for periods subsequent to the closing of the Transaction refer to the Company and its subsidiaries (including rVue, Inc.).

Overview

rVue is an advertising exchange that connects advertisers and advertising agencies with digital signage.  We provide an online, internet based advertising exchange that connects advertisers and advertising agencies with third party Digital Out-Of-Home (“DOOH”) media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  As of October 25, 2010, 97 networks comprising approximately 348,000 screens representing the top 50 Designated Market Area’s (“DMA’s”) were accessible through the rVue exchange, and rVue had relationships with over 90 advertising agencies.  For this service rVue receives a transaction fee of up to 4% of the gross advertising placed through rVue.  As of the September 30, 2010, rVue had not generated significant revenues from advertisers utilizing its DOOH platform or technologies.

In connection with the Transaction, the Company acquired from Argo all of its assets related to the rVue business, which included all of the common stock of rVue, Inc. as well as software, contracts and technology.  Such software and technology included the rVue demand side platform software as well as the rVue Client and Server Software which allows an end user to manage and operate a DOOH network. The Client Software is used to manage each screen or site and the Sever Software is used to manage the Client Software.  rVue has licensed the Client and Server Software to Levoip Corporation for installation in Italy.  Under the terms of the contract, Levoip is required to pay rVue: (1) a one-time initial site commissioning fee for first-time sites; (2) a recurring monthly license fee at a fixed dollar per site for each month a site utilizes the software; and (3) a 25% share of the gross third-party advertising displayed on the sites.  We do not expect to generate significant additional revenues from the Levoip contract after September 30, 2010, inasmuch as we have recently been informed that Levoip has suspended its installation of additional sites.  As of December 31, 2009 and as of September 30, 2010, the Company had generated $2,533 and $57,612 of revenue from the Levoip contract.

We also provide content production and technical services to Accenture and Mattress Firm under contractual arrangements.

Our Products

We offer an advertising exchange for DOOH locations.  We provide an Internet accessible system for DOOH networks to receive display advertising to be shown on their installed base of digital media displays and for advertisers and advertising agencies to manage and control the display of programming and advertising.  Our products allow programming and advertising to be customized for display in specific venues, at specific times, and for demographic targeting.  We provide the tools for advertisers and advertising agencies to customize campaigns for details as specific as location, customer preference, product availability, current events and other retailer needs.  Broadband technology, integrated with our proprietary software, enables us to add, delete or rotate programming segments in real-time via broadband and to verify network statistics necessary to monitor advertising on the networks and assist in evaluating the performance or refinements required for an advertising campaign in real time.

We launched rVue in September 2009.  As of October 25, 2010, 97 networks comprising approximately 348,000 screens representing the top 50 DMA’s were accessible through.

We believe that consumers who are mobile are increasingly difficult to reach via traditional analog media platforms such as television, print and radio.  Interaction with these consumers via multiple DOOH platforms has advantages.  Advertisers desire, for example, to send pre-programmed, customized messages to specific geographic or demographic targets throughout the life of an advertising campaign.  This can be achieved via the Internet, and we believe will increasingly be achieved through digital displays located along roadsides, on trains and buses and train platforms and bus stations, in elevators, in government offices, schools, restaurants and bars.  All of these DOOH platforms are aggregated for advertiser and advertising agencies via rVue.

Similar models have been successfully deployed in the Internet ad exchange platforms, through Internet ad networks and exchanges that utilize similar services to sell banner and other advertising by websites and Internet publishers with excess inventory to monetize their assets.  For example, Yahoo’s Right Media Exchange leverages Yahoo’s advertisers to assist publishers in monetizing available Internet advertising inventory.  Our services provide a digital advertising solution that streamlines the process of planning, buying and optimizing display advertising on DOOH digital out of home display networks.  rVue is designed to simplify the process of buying and selling digital display ads while connecting all the market players -- networks, advertisers, agencies, partners and developers -- from a unified platform to do business more efficiently and effectively.

Under contractual arrangements with Accenture and Mattress Firm, we also provide content production and technical services on a monthly basis for a fixed monthly payment resulting in total monthly revenue of approximately $33,000.  Under these contracts, content production we provide includes the custom creation of informational spots, typically thirty seconds in length, for display on the clients network.  Technical services include network monitoring, troubleshooting and maintenance, among other services.

Targeting Specific Consumer Demographics

rVue allows the advertiser to specify geography and/or demography – for example, females and males aged 21-34, college educated with annual income greater than $50,000.  Unlike network TV or cable, the advertiser can transmit the message to individually addressable screens, digital image displays in elevators, digital billboards, and, in the future, mobile phones.  Outlets can be selected by detailed criteria.

The advertising clips that are deployed through rVue differ from the 30-60 second spots familiar to the broadcast TV audience.  Much shorter in length, they utilize the look and feel of Internet flash media that is current, immediate and compelling.  Brand cues in these short form advertisements cause the customer to immediately identify the product (e.g. Jerry Seinfeld and American Express, Clydesdales and Anheuser Bush) and quickly orient toward the ad’s message.  The new spots are different from traditional television and radio commercials as fewer and fewer buyers are actually sitting still for paid advertising in these days of subscriber radio, premium cable channels and the use of digital video recorders.  Digital media has color, motion and vibrancy that grabs attention and demands notice.

Our Transaction v. Auction Approach

rVue allows advertisers to select as many or as few of the DOOH screens that are available through rVue when creating media plans and advertising campaigns.  The advertiser may then, through rVue, submit offers to each of those networks and negotiate the final price the advertiser will pay the network for the advertising.  Networks may accept, reject or counter offer.  Once the campaign is agreed to rVue earns a transaction fee of up to 4% of the gross amount of the advertising.  rVue primarily expects that it will generate transaction fees from these services and not auction type of fees as was initially anticipated when we first launched, as networks have not made their inventory available to us in a real-time environment which would permit us to conduct auctions, and we do not expect to earn any fees from auction style services.

Creative Services

We utilize state-of-the-art high-definition facilities with fully-provisioned digital edit suites, a live recording studio and thousands of hours of professionally produced video and animation from our archive.  We offer our customers solutions that span from concept to completion.  We work with our customers to develop a strategic plan for their DOOH environment, including creating custom-produced content, procurement and installation of equipment, automated broadcasting and analytics.

Customers and Market

A DOOH network is an accumulation of out of home digital displays.  rVue does not own any DOOH networks, but provides a digital exchange service that connects advertisers with networks, for a fee.  rVue’s customers are the advertisers who advertise on out of home displays.  As an internet based advertising exchange, rVue is a platform that intelligently connects the advertiser to these third-party networks providing an opportunity for displays and messages to be delivered to these screens and billboards.  Since each display device possesses a unique addressable IP (Internet Protocol) address, information can be directed from advertisers, across our platform, to a single screen or a group of screens that are owned by one, or many, networks, and information regarding the frequency, location and timing of displayed advertisements can be fed back across our platform to advertisers.

rVue gathers traffic to its internet site from internet users who have a need for rVue’s services and who use internet based search tools to find companies like rVue.  rVue has not advertised its services or capabilities to date, but promotes its business through direct contact with advertising agencies and media placement services that rVue has identified as representing advertisers that will likely advertise on DOOH networks, through word of mouth, and through inquiries received as a result of press that rVue has received in trade publications.  At this time, rVue does not target individual advertisers.

Total U.S. Advertising expenditures are expected to grow at an average annual rate of over five percent to reach $263 billion by 2012, up from $218 billion in 2008, as estimated by Veronis Suhler Stevenson (“VSS”).  Growth will be fueled by spending in alternative advertising channels, including DOOH, Internet, and mobile, as the effectiveness of traditional methods such as television, radio, newspapers and magazines continues to wane, particularly as a result of consumers’ increasing reliance on new digital media for information and entertainment.

The DOOH media sector is one of the fastest growing advertising segments in the U.S.  This sector enables advertisers to engage target consumers in captive locations during their daily routines through video advertising networks, digital billboards and ambient ad platforms. The media platforms are further categorized by various venues and locations, including theaters, retail, offices, entertainment, transit, universities, roadside, and on various objects.  We do not own any networks or displays.  Instead, we rely on network companies connected to our platform who install and manage the physical digital signage.

PQ Media, in their Global Digital Out-of-Home Media Forecast 2009-2014, estimates that the DOOH media industry is expected to grow 2% to $2.47 billion in 2009, from a compound annual growth rate (“CAGR”) of 16.4% annually from 2004 to 2009. Spending on DOOH in the U.S. market is expected to increase by 6.2% in 2010 to reach $2.62 billion, and is expected to post annual double digit gains beginning in 2012, with a CAGR of 9.4% from 2009 to 2014.  U.S. spending on video advertising networks, the largest segment, is on track to reach $1.40 billion in 2009, and increase by 5.7% in 2010. Digital billboards remain the fastest-growing segment, with spending climbing to $502 million in 2009, an increase of 9.1% in 2009 with an expected growth of 13.2% in 2010. Ambient ad platforms held constant in 2009 reaching $563 million in 2009.

Despite decelerating growth in 2009, the DOOH market outperformed almost all other advertising media, particularly traditional media such as newspapers, television and radio, which fell at double-digit rates.  The strong growth in DOOH spending from 2004 to 2009 can be attributed to such positive trends as consumers spending more time outside the home, the migration of ad dollars from traditional advertising to alternative media and declining technology costs.  In addition, improvements in metrics led by the Out-of-Home Video Advertising Bureau (OVAB) has led to increased advertiser acceptance of the medium.

Traditional media still accounts for over 90 percent of advertising budgets in the U.S. Specifically, DOOH media is forecasted to represent only four percent of total U.S. advertising expenditures by 2011, compared to only three percent in 2006 according to VSS.  With declining interest in traditional media, DOOH media presents a significant opportunity.

Advertisers and Agencies

rVue provides one central conduit for advertiser and agency DOOH needs. Once an advertiser or agency has determined the specific market they wish to target, rVue simplifies the complexities of a media buy. Using rVue’s web-based interface, advertisers and agencies pick the audience that they would like to reach, submit a bid and upload their video content to rVue’s servers via the Internet. We review the uploaded content to ensure quality control.  Once an outlet accepts the offer, they add the advertisement to their systems using a simple playlist-like interface. Content is then streamed via the Internet directly to the outlets’ servers and screens. Once the advertisement is running, advertisers and agencies have access to reporting tools through the rVue website. rVue’s automated progress reports provide fully-featured analytics and proof of playback, so every broadcast is accounted for.

Networks

rVue is an IP-based addressable advertising exchange that connects to any network’s digital signage to promote its business and sell advertising to outside companies.  Affiliated networks provide specific information, usually audited by one of the leading media and market research firms such as Nielson Media Research or Arbitron, covering locations, number of screens, type of technology, demographics (i.e., age and sex of the audience) and the nature of the venue (i.e. retail, sports event, movie theater, etc.) and as advertisers enter campaigns and submit bids each selected network will be offered the opportunity to accept some or all of the bid.

rVue makes loading content onto an existing system as easy as copying music onto an MP3 player. Networks can click, drag and drop the content to create a playlist combining in-house commercials with outside advertising, they can change the order just like a mix, or choose a playlist of preselected video segments ready-made for their industry. rVue enables network aggregators to manage multiple locations with separate playlists for each. Networks may schedule ads for different days and times and preview their playlist in their browser, exactly as it will appear on their digital signage.

Revenue

We earn revenue in three broad categories:

License Fees.  We earn revenue from the licensing of our Client and Server software and technology to third parties, including DOOH networks.  We have granted an exclusive license for the use of our Client and Server software and technology in Italy to Levoip Corporation.

rVue was formed in September 2009.  At inception, our sole revenue was from license fees for certain software which we have licensed to Levoip Corporation in Italy and for which we earned, on an accrual basis, $2,533 for the year ended December 31, 2009.  We categorize this revenue as “License” revenue.  License revenue for the three, six and nine month periods ended September 30, 2010 were $13,657, $34,137 and $58,312, respectively.

We do not expect to generate significant additional revenues from the Levoip contract after September 30, 2010, inasmuch as we have recently been informed that Levoip has suspended its installation of additional sites.

Network and Administrative Services.  Network and Administrative Service revenue relate to fees we receive for producing programming in our studios or with outside services for Mattress Firm and AutoNation. We also earn network and administrative service revenue under contracts pursuant to which we provide content production and technical services to Mattress Firm and Accenture.

Effective December 1, 2009, we entered into an agreement to license certain software to an entity in Canada which was to build and operate a DOOH network.  In consideration for entering into the agreement we received a $50,000 fee which we are recognizing over the 11-month period of the contract.  For the year ended December 31, 200, we earned $4,546 of revenue from this contract which we categorized as “Network and Administrative Services” revenue.

Commencing January 1, 2010, we assumed certain contract work from Argo for Accenture, AutoNation and Mattress Firm which we consider to be network related services.  Revenue from these services for the three, six and nine month periods ended September 30, 2010 were $136,311, $270,188 and $388,692, respectively, and are comprised as follows:

	Three Months Ended March 31, 2010	Six Months Ended June 30, 2010	Nine Months Ended September 30, 2010
Mattress Firm Contract Services	$60,000	$120,000	$180,000
AutoNation Contact Services	26,250	43,750	43,750
AutoNation Production Services		6,815	16,730
Accenture Contract Services	35,925	71,850	107,775
Canada License Fee	13,636	27,273	45,199
Other	500	500	6,238
	$136,311	$270,188	$399,692

Mattress Firm operates an in-store network.  We image computers to run the in-store network in each store location, and produce and create custom content such as in store sales promotions to display on such network.

Through May 2010 we provided AutoNation with oversight and management services and content production for their in-house network.  We monitored the network to ensure it was running at all times and created custom content for display on such networks.  Since June 2010 we provide content creation services on an as needed basis for AutoNation.

We assist Accenture with the maintenance and troubleshooting of a private network they operate.  We provide 24/7 services to ensure that the network operates without interruption.

We do not intend to pursue additional network related service opportunities as the focus of our business is to earn transaction fees from rVue as discussed below.

Transaction Fees.  We expect to earn transaction fees from advertisers and agencies for placing advertising with networks through rVue.  This is the focus of our business and the area in which we expect to generate the majority of our revenue in 2011 and beyond.  We do not expect that we will earn significant transaction fees in 2010.  The transaction fee is a percentage of the advertising dollars spent on campaigns, which varies based upon the level of targeting, reporting and other assistance we provide.

Competition

We face competition from traditional media and advertising, as well as other aggregators of DOOH networks.  Aggregators, such as SeeSaw and Adcentricity, and network operators, such as Arena Media Networks, and other brokers and agencies who contract directly with individual DOOH networks, also compete with us.  In addition, networks maintain internal sales forces and advertisers may seek out networks and purchase or place ad content directly.

Our service differs, however, in that we offer an on-line marketplace where advertisers and agencies can place content on multiple networks. Our auction based system efficiently guides advertisers and networks to the best price at which an advertiser is willing to pay for a campaign and at which a network is willing to air such campaign.

We distinguish our product line from our competitors’ offerings by being a “one-stop shopping” source for our customers.  Many competitors in our markets offer a far narrower choice of services than we offer.  For example, some content providers deliver their own content, while we offer the content of multiple providers.  We provide Application Programming Interfaces (“API’s”) to connect our technology to other platforms and the proprietary operating systems that a client network may need to utilize rVue.  We strive to meet every customer’s needs at every level and partner with them across product lines and extensions.

Patents, Trademarks, and Licenses

Our policy is to be globally compliant with intellectual property rights.  Advertisers and agencies are contractually obligated to advise us when they upload content for airing on rVue for which they do not hold distribution rights.  We rely on our advertisers to ensure that the content that they upload to rVue does not infringe on the intellectual property rights of others.  It is our intention to use proceeds from the Transaction to pursue additional patents and trademarks.

Regulation

Governments and regulatory authorities in some jurisdictions in which our affiliated networks or in which advertiser or agency content originates may impose rules and regulations requiring licensing for distribution of content over the Internet.

Regulatory schemes can vary significantly from country to country.  We may be subject to broadcasting or other regulations in countries from which we have affiliated networks or from which our advertisers or agencies upload their content to rVue and may not be aware of those regulations or their application to rVue.  Further, governments and regulatory authorities in many jurisdictions regularly review their broadcasting rules and policies, including the application of those rules and policies to new and emerging media.

Traditional over-the-air and cable television broadcasting businesses are generally subject to extensive government regulation and significant regulatory oversight in most jurisdictions in which we operate.  Regulations typically govern the issuance, amendment, renewal, transfer and ownership of over-the-air broadcast licenses, cable franchise licenses, competition and cross ownership and sometimes also govern the timing and content of programming, the timing, content and amount of commercial advertising and the amount of foreign versus domestically produced programming.  In many jurisdictions, including Canada and the United States, there are also significant restrictions on the ability of foreign entities to own or control traditional over-the-air television broadcasting businesses.  We are not aware of any regulations in any of the jurisdictions in which our affiliated networks operate that would require us to be licensed to distribute content over the public Internet.

Governments and regulatory authorities in some jurisdictions in which our subscribers reside may impose rules and regulations affecting the content distributed over the Internet.

While we are not aware of any proposed regulatory initiatives regulating the transfer of content over the Internet in any of the jurisdictions in which we operate, we cannot assure you that regulations or orders will not be amended in the future in a manner that requires us to modify or block content in particular jurisdictions in order to continue distributing our clients’ content to our affiliated networks in those jurisdictions or that otherwise affects our operations in a materially adverse manner.

Our business may be adversely affected by foreign import, export and currency regulations and global economic conditions. Our future development opportunities partly relate to geographical areas outside of the United States.  There are a number of risks inherent in international business activities, including government policies concerning the import and export of goods and services, costs of localizing products and subcontractors in foreign countries, costs associated with the use of foreign agents, potentially adverse tax consequences, limits on repatriation of earnings, the burdens of complying with a wide variety of foreign laws, nationalization and possible social, labor, political and economic instability. There can be no assurance that such risks will not adversely affect our business, financial condition and results of operations.

Properties

We do not lease any property; however we occupy approximately 5,500 square feet of space leased by Argo for which, since January 1, 2010, we pay Argo $13,489 per month.  Argo leases approximately 21,425 square feet of office space, at 900 SE 3rd Avenue, Fort Lauderdale, Florida 33316 pursuant to a ten (10) year lease terminating on July 31, 2010.

Employees

As of May 13, 2010, we employed nine full-time employees and three part-time employees.  We have no collective bargaining agreements and believe our relations with our employees are good.

Legal Proceedings

We are not involved in any pending legal proceeding or litigations and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on the Company.

Forward Looking Statements

This Current Report on Form 8-K/A and other written and oral statements made from time to time by us may contain so-called “forward looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995,” all of which are subject to risks and uncertainties. Forward looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. The statements contained in this Current Report on Form 8-K/A that are not purely historical are forward looking statements. Forward looking statements give the Company’s current expectations or forecasts of future events. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described.  The Company is providing this information as of the date of this Current Report on Form 8-K/A and does not undertake any obligation to update any forward looking statements contained in this Current Report on Form 8-K/A as a result of new information, future events or otherwise.  We have based these forward looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business.  Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved.  No forward looking statement can be guaranteed and actual future results may vary materially.

Information regarding market and industry statistics contained in this Report is included based on information available to us that we believe is accurate. It is generally based on industry and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources, and cannot assure investors of the accuracy or completeness of the data included in this Report. Forecasts and other forward looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services. We do not assume any obligation to update any forward looking statement. As a result, investors should not place undue reliance on these forward looking statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction with the other sections of this Current Report on Form 8-K, including “Risk Factors,” “Description of Our Business” and the financial statements and related notes filed as Exhibit 99.1 and Exhibit  99.2 to Amendment No.1 to this Form 8-K, filed on Form 8-K/A with the Commission on August 17, 2010, and in those sections of our Current Report on Form 8-K filed with the Commission on May 19, 2010 that have not been superseded by the disclosures contained herein.

The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report as well as other matters over which we have no control. See “Forward-Looking Statements.” Our actual results may differ materially.

Overview

rVue is an advertising exchange that connects advertisers and advertising agencies with digital signage.  We provide an online, internet based advertising exchange that connects advertisers and advertising agencies with third party Digital Out-Of-Home (“DOOH”) media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  As of October 25, 2010, 97 networks comprising approximately 348,000 screens representing the top 50 Designated Market Area’s (“DMA’s”) were accessible through the rVue exchange, and rVue had relationships with over 90 advertising agencies.  For this service rVue receives a transaction fee of up to 4% of the gross advertising placed through rVue.  As of September 30, 2010, rVue had not generated significant revenues from advertisers utilizing its DOOH platform or technologies.

In connection with the Transaction, the Company acquired from Argo all of its assets related to the rVue business, which included all of the common stock of rVue, Inc. as well as software, contracts and technology.  Such software and technology included the rVue demand side platform software as well as the rVue Client and Server Software which allows an end user to manage and operate a DOOH network. The Client Software is used to manage each screen or site and the Sever Software is used to manage the Client Software.  rVue has licensed the Client and Server Software to Levoip Corporation for installation in Italy.  Under the terms of the contract, Levoip is required to pay rVue: (1) a one-time initial site commissioning fee for first-time sites; (2) a recurring monthly license fee at a fixed dollar per site for each month a site utilizes the software; and (3) a 25% share of the gross third-party advertising displayed on the sites.  We do not expect to generate significant additional revenues from the Levoip contract after September 30, 2010, inasmuch as we have recently been informed that Levoip has suspended its installation of additional sites.  As of December 31, 2009 and as of September 30, 2010, the Company had generated $2,533 and $57,612 of revenue from the Levoip contract.

We also provide content production and technical services to Accenture and Mattress Firm under contractual arrangements.

Results of Operations

The following table sets forth, for the period from September 15, 2009 (inception) to December 31, 2009, and for the three month period ended March 31, 2010, the percentage relationship to total revenue of line items in our statement of operations.

	December 31, 2009	March 31, 2010
	%	%
Revenue	100.0	100.0
Cost of Revenue	204.7	25.2
Gross Profit	(104.7)	74.8
Selling, general and administrative expenses	686.2	104.9
Depreciation and amortization	(56.9)	13.3
Loss from Operations	(847.8)	(43.4)
Interest expense	3.5	0.4
Loss before Income Tax Expense	(851.3)	(43.8)
Income Tax Expense	0.0	0.0
Net Loss	(851.3)	(43.8)

For accounting purposes the acquisition of rVue, Inc. by rVue Holdings, Inc. was treated as a recapitalization of rVue Inc. as the acquirer (reverse recapitalization).  The historical financial statements of rVue, Inc. became those of the Registrant.  rVue, Inc. (the Accounting Acquirer) commenced business operations on September 15, 2009 and has no comparative operating history for the similar period in 2008 or for the quarter ended March 31, 2009.  Accordingly no comparable discussion is presented.

Period from September 15, 2009 (inception) through December 31, 2009
Revenue for the period was $7,079, of which $2,533 was from license fees and $4,546 was from network and administrative services.  Cost of revenue was $14,491 and gross profit (loss) was ($7,412).  Selling general and administrative expenses were $48,575, and major components included $27,424 of payroll and benefits, $8,750 of facility expenses and $11,183 of office support and supply expenses. Depreciation and amortization was $4,029, interest expense was $249, and net loss was $60,265.

The Company’s results of operations for the period ended December 31, 2009 did not contain any unusual gains or losses from transactions not in the Company’s ordinary course of business.

Three Months Ended March 31, 2010
Revenue for the period was $149,968, of which $13,657 was from license fees and $136,311 was from network and administrative services.  Cost of revenue for was $37,777 and gross profit was $112,191.  Selling general and administrative expenses were $157,261, and major components included $111,854 of payroll and benefits, $19,666 of facility expenses, $5,913 of communication expenses, $11,068 of accounting and auditing fees and $5,136 of office support and supply expenses.  Depreciation and amortization was $19,933, interest expense was $602 and net loss was $65,605.

The Company’s results of operations for the quarter ended March 31, 2010 did not contain any unusual gains or losses from transactions not in the Company’s ordinary course of business.

Liquidity and Capital Resources

December 31, 2009

At December 31, 2009 we had a working capital deficit of $111,717. Net cash provided by operating activities for the period from September 15, 2009 (inception) to December 31, 2009 was $59,325.  The cash provided by operating activities during this period was as a result of the net income, increases in accounts payable, accrued liabilities and deferred revenue, contributed facilities usage and depreciation.  Net cash used in investing activities was $57,173 and were disbursements for software development.  Net cash used in financing activities was $2,035 and was for payment of capital lease obligations.

March 31, 2010

At March 31, 2010 our working capital deficit was $191,808. Net cash used in operating activities for the three months ended March 31, 2010 was $47,290.  The cash used in operating activities during this period was as a result of the net loss, increases in accounts receivable, accounts payable and accrued liabilities, decreases in deferred revenue, and depreciation.  Net cash used in investing activities was $34,419 and were disbursements for software development.  Net cash provided by financing activities was $102,894, of which $105,000 was from proceeds from borrowings reduced by the payment of capital lease obligations.

We will need to raise additional funds to finance operations and the continued development of rVue, and we may need to raise additional funds to finance unanticipated working capital requirements or to acquire complementary businesses.  Between April 1, 2010 and April 30, 2010, we received additional bridge loans totaling $100,000.  On May 13, 2010 we completed a reverse merger with rVue Holdings, Inc. and received net proceeds from the sale of common stock in the first closing of our private placement of $877,101.  We believe that, with the total proceeds from the private placement, when closed, we will have sufficient funds to fund our operations for the next 12 months.

Cash Flows
Our business is still in the early stages, having commenced operations on September 15, 2009.  As of December 31, 2009 and March 31, 2010, we had cash and cash equivalent balances of $117 and $21,302, respectively.  Since our inception through December 31, 2009 we incurred a net loss of $60,265, and for the three months ended March 31, 2010 we incurred a net loss of $65,605 resulting in an accumulated deficit of $125,870 at March 31, 2010.  We expect to incur losses for the next nine months as we roll out rVue.  There is no guarantee that we will ultimately be able to generate sufficient revenue or reduce our costs in the anticipated time frame to maintain profitability and have sustainable cash flows.

We do not have a line of credit facility and have relied on short term borrowings and the sale of common stock to provide cash to finance our operations.  We believe that we will need to raise additional capital in 2010 to sustain our operations.  We plan to seek additional equity financing to provide funding for operations.

We do not have any material commitments for capital expenditures during the next twelve months.  Any required expenditure will be completed through internally generated funding or from proceeds from the sale of common or preferred stock, or borrowings.

We did not have any significant elements of income or loss not arising from continuing operations in either of the periods ended December 31, 2009 or March 31, 2010 and do not expect any in the remainder of fiscal 2010.  While our business is marginally seasonal, we do not expect this seasonality to have a material adverse affect on our results of operations or cash flows.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Tabular Disclosure of Contractual Obligations

As a small reporting company, we are not required to provide this information and have elected not to provide it.

Critical Accounting Policies

Management is responsible for the integrity of the financial information presented herein.  Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  Where necessary, they reflect estimates based on management’s judgment.  When selecting or evaluating accounting alternatives, management focuses on those that produce from among the available alternatives information most useful for decision-making.  We believe that the critical accounting policies discussed below involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset, liability, revenue and expense amounts.

Software Development Costs

Our software development costs are being capitalized or expensed as required by The Financial Accounting Standards Board, Accounting Standards Codification (“ASC”) 340-40-05, Internal Use Software”.  Costs incurred in the planning stage have been expensed.  Costs incurred in the website application and infrastructure development stage are being capitalized or expensed in accordance with ASC 340-40-50.  Costs incurred in the operating stage will be expensed as incurred; however costs incurred for upgrades or enhancements that provide added functionality or features will be expensed or capitalized as required by ASC 340-40-50.

Revenue Recognition

Our revenues are derived from the maintenance of certain private networks, the production and distribution of network programming, transaction fees from advertising campaigns placed through rVue, and the licensing of proprietary software.

•	Revenue from the maintenance of private networks, and the production and distribution of network programming content, is recognized ratably over the term of the related service period.

•	Transaction fee revenue is recognized once the advertisements have aired and the advertising campaign is completed in accordance with the advertising campaigns contractual terms.

•
Software license revenue is accounted for in accordance with ASC 985-605, “Software Revenue Recognition”.  Software license revenue is recognized when there is pervasive evidence of an arrangement, the fees are fixed and determinable, the software product has been delivered, there are no uncertainties surrounding product acceptance and collection is considered probable. Initial site fees are recognized over the estimated period the sites will be in use.

Deferred revenue consists of payments received in advance of revenue recognition.

Risk Factors

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected.  In such case, the trading price of our Common Stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

We have a limited operating history, incurred losses and past performance is no guarantee of future performance.

We incurred net losses of $60,625 for the period from September 15, 2009 (inception) to December 31, 2009, and $65,605 for the three month period ended March 31, 2010.  At March 31, 2010 our working capital deficit was $191,808, which is insufficient to sustain our operations.  There can be no assurance that our business will be profitable in the future and that losses and negative cash flows from operations will not be incurred.  If these situations occur in the future, it could have a material adverse affect on our financial condition.

We depend upon our senior management and our business may be adversely affected if we cannot retain them.

Our success depends upon the retention of our experienced senior management with specialized industry and technical knowledge and/or industry relationships.  We might not be able to find qualified replacements for our senior management if their services were no longer available to us; accordingly, the loss of critical members of our senior management team could have a material adverse effect on our ability to effectively pursue our business strategy and our relationships with advertisers and content partners.  We have entered into employment agreements with (i) Jason Kates, our CEO, which is for initial term of three years, and (ii) David Loppert, our CFO, which is for an initial term of two years.  We do not have key-man life insurance covering any of our employees.

Our Chief Executive Officer has no experience running a public company.

While our Chief Executive Officer has significant experience in the industry in which we operate, he does not have experience as a CEO of a public company. Our CFO, however, has substantial experience in running public companies.

If we fail to increase the number of our advertising clients or participating DOOH networks and if we fail to retain those clients, our revenues and our business will be harmed.

Our business plan is to derive a substantial portion of our revenue from advertisers participating in rVue and willing to offer to display their commercials on our participating DOOH networks.  We launched rVue in September 2009 and through March 2010 we did not have significant advertising revenue.  Our growth depends in large part on increasing the number of our advertising clients and participating DOOH networks.  Either category of customer may decide not to continue to use our solutions in favor of other means of placing advertising or because of budgetary constraints or other reasons.

To grow our base of advertising clients, we must convince prospective advertisers of the benefits of using rVue over the traditional methods of placing advertising to which they are likely accustomed to.  We need to convince prospective advertisers of the advantages of using rVue, including the ease of creating a campaign in rVue and the ability to deploy that campaign over multiple networks at one time rather than having to negotiate with each individual network.  Due to the fragmented nature of the advertising industry, many prospective advertising clients may not be familiar with our solutions and will generally favor using more traditional methods of placing advertising.

To grow the base of DOOH networks that participate and make their screens available in rVue, we must convince them of the value of our solutions by demonstrating that we can deliver incremental advertising revenue to them.  Our ability to do so is driven in large part by increasing the number of advertisers who participate in rVue.

We cannot assure you that we will be successful in attracting and expanding our advertising client base or participating DOOH networks.  Our future sales and marketing efforts may be ineffective.  If customers choose not to use our solutions or decrease their use of our solutions or we are unable to attract new advertisers or participating DOOH networks, the usefulness of rVue could be diminished and we could experience declining revenues.

The market for advertising is highly competitive and we may be unable to compete successfully.

The market for advertising is very competitive.  DOOH advertising is a small component of the overall United States advertising market and thus we must compete with established, larger and better known national and local media platforms and other emerging media platforms such as the Internet. We compete for advertising directly with all media platforms, including radio and television broadcasting, cable and satellite television services, various local print media, billboards and Internet portals and search engines.

We also compete directly with other DOOH advertising companies.  We expect these competitors to devote significant effort to maintaining and growing their respective positions in the DOOH advertising segment.  We also expect existing competitors and new entrants to the DOOH advertising business to constantly revise and improve their business models in light of challenges from us or competing media platforms.  If we cannot respond effectively to advances by our competitors, our business may be adversely affected.

The effects of the recent and ongoing global economic crisis may adversely impact our business, operating results or financial condition.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in recent months.  Unfavorable changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of a continuing recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead our customers to cease doing business with us or to reduce or delay that business or their payments to us, and our results of operations and financial condition could be adversely affected by these actions.  These challenging economic conditions also may result in:

•	increased competition for less advertising;

•	pricing pressure that may adversely affect revenue;

•	difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or

•	customer financial difficulty and increased risk of doubtful accounts receivable.

We are unable to predict the duration and severity of the current disruption in financial markets and adverse economic conditions in the United States and other countries.

Our limited operating history makes it difficult for us to accurately forecast revenues and appropriately plan our expenses.

We were formed in September 2009 and have a limited operating history.  As a result it is difficult to accurately forecast our revenues and plan our operating expenses.  We base our current and future expense levels on our operating forecasts and estimates of future revenues on the level of advertising we expect to attract and on the number of participating networks that such advertising may be deployed over, all via rVue.  Revenues and operating results are difficult to forecast due to the uncertainty of the volume and timing of obtaining new advertising clients and of the number of screens available through participating DOOH networks.  Some of our expenses are fixed and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues. This inability could cause our net income (or loss) in a given quarter to be lower (or higher) than expected.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our revenues and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful.  In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to accurately forecast revenues and appropriately plan our expenses;

•	the impact of worldwide economic conditions, including the resulting effect on consumer spending;

•	our ability to maintain an adequate rate of growth;

•	our ability to effectively manage our growth;

•	our ability to attract new advertising clients and to retain existing advertising clients and encourage repeat usage of rVue;

•	our ability to attract and retain new participating DOOH networks;

•	our ability to provide a high-quality customer experience through our website and rVue;

•	our ability to successfully enter new markets and manage our international expansion;

•	the effects of increased competition in our business;

•	our ability to keep pace with changes in technology and our competitors;

•	our ability to successfully manage any future acquisitions of businesses, solutions or technologies;

•	the success of our marketing efforts;

•	changes in consumer behavior and any related impact on the advertising industry;

•	interruptions in service and any related impact on our reputation;

•	the attraction and retention of qualified employees and key personnel;

•	our ability to protect our intellectual property, including our proprietary rVue technology;

•	costs associated with defending intellectual property infringement and other claims;

•	the effects of natural or man-made catastrophic events;

•	the effectiveness of our internal controls; and

•	changes in government regulation affecting our business.

As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

Growth may place significant demands on our management and our infrastructure.

We have forecasted substantial growth in our business.  This growth will place significant demands on our management and our operational and financial infrastructure.  As our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of clients and participating DOOH networks enhanced solutions, features and functionality.  The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase.  Continued growth could also strain our ability to maintain reliable service levels for our clients and participating DOOH networks, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

We may be unable to successfully execute our business strategy if we fail to continue to provide our customers with a high-quality customer experience.

A critical component of our strategy will be to provide a high-quality customer experience for both advertisers and networks.  Accordingly, the effective performance, reliability and availability of rVue, the rVue website and network infrastructure are critical to our reputation and our ability to attract and retain customers.  In order to provide a high-quality customer experience, we have and will continue to have to invest substantial resources in rVue Inc., our rVue website development and functionality and customer service operations.  If we do not continue to make such investments and as a result, or due to other reasons, fail to provide a high-quality customer experience, we may lose advertisers and networks from rVue, which could significantly decrease the value of our solutions to both groups.  Moreover, failure to provide our customers with high-quality customer experiences for any reason could substantially harm our reputation and adversely affect our efforts to develop as a trusted website.

Future acquisitions could disrupt our business and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our offerings and markets and grow our business in response to changing technologies, customer demands and competitive pressures.  In some circumstances, we may determine to do so through the acquisition of complementary businesses, solutions or technologies rather than through internal development.  The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions.  Furthermore, even if we successfully complete an acquisition, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of the company that we acquired, particularly if key personnel of an acquired company decide not to work for us.  In addition, we may issue equity securities to complete an acquisition, which would dilute our stockholders’ ownership and could adversely affect the price of our Common Stock.  Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience.  Consequently, we may not achieve anticipated benefits of the acquisitions which could harm our operating results.

We rely on our marketing efforts to attract new customers and must do so in a cost-effective manner; otherwise our operations will be harmed.

A significant component of our business strategy is the promotion of rVue.  We believe that the attractiveness of our solutions to our current and potential customers, both advertisers and networks, will increase as additional participating networks join rVue and advertisers increasingly use rVue to place advertising.  If we do not continue to grow the use of rVue, we may fail to build the critical mass of both networks and advertisers required to substantially increase our revenues.

While our marketing efforts do not currently involve significant expenditures, in the future we may find it necessary to invest more heavily in direct marketing or online or traditional advertising.  If we are unable to effectively market our solutions to new customers or are unable to do so in a cost-effective manner, our operating results could be adversely affected.

Misappropriation of our proprietary software and technology could materially affect our competitive position.

We believe our proprietary software and technology is critical to our success and competitive position.  We are currently seeking patent protection for some of our proprietary software and technology.  If we are unable to protect our proprietary software and technology against unauthorized use by others, or are unable to obtain requisite patents, our competitive position would be materially adversely affected.

Despite any precautions that we may take, a third party may copy or otherwise obtain and use our products, services, software or technology without authorization, or develop similar technology independently.  In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited.  The law in this area is not fully developed.  We may also not be able to enforce confidentiality agreements with our employees or third parties.  We can give you no assurance that the steps we take will prevent misappropriation or infringement of our software and technology.  Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our company.

In addition, our proprietary software may decline in value or our rights in our software may not be enforceable.  Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or futile, particularly given the fact that the laws of other countries may afford us little or no effective protection of our intellectual property.

We could also lose the advantages of our proprietary technology as a result of the advent of new technologies that replace our technology.  Without these proprietary technologies, our competitive advantage would be weakened.  If we do not maintain our technological advantage, our business could fail to grow and revenue and operating margins could decline.

Failure to successfully or cost-effectively implement upgrades to rVue and our other software systems to maintain our technological competitiveness could limit our ability to increase our revenue and more effectively leverage rVue.  Any failure by us to upgrade our technology to remain current with technological changes that may be adopted by other providers of advertising or other advertising platforms could hurt our ability to compete with those companies.

Our business relies heavily on our technology systems, and any failures or disruptions may materially and adversely affect our operations.

The temporary or permanent loss of our computer equipment and software systems, through sabotage, operating malfunction, software virus, human error, natural disaster, power loss, terrorist attacks, or other catastrophic events, could disrupt our operations and cause a material adverse impact.  These problems may arise in both internally developed systems and the systems of third-party service providers.  If our technology systems were to fail and we were unable to recover in a timely way, we would be unable to fulfill critical business functions, which could lead to a loss of customers and could harm our reputation.  Technological breakdowns could also interfere with our ability to comply with financial reporting and other regulatory requirements.

Our technology may infringe on rights owned by others, which may interfere with our ability to provide services, and our rVue web site may expose us to increased liability or expense under intellectual property, privacy or other law.

We may discover that the technology we use infringes patent, copyright, or other intellectual property rights owned by others.  In addition, we cannot assure you that our competitors will not claim rights in patents, copyrights, or other intellectual property that will prevent, limit or interfere with our ability to provide our services either in the United States or as we expand into international markets.  Further, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States

We will host and deploy third-party content that could expose us to claims of infringement on the intellectual property rights of others, and the failure, or perceived failure, to comply with federal, state or international privacy or consumer protection-related laws or regulations or our posted privacy policies could result in actions against us by governmental entities or others.  Any such claim or action could result in significant adverse effects on our business and financial results because of, for example, increased costs (such as legal defense, damages owing to third parties, and increased licensing fees to acquire third-party content) and reduction or elimination of content or features from our rVue web site.  In addition, a number of other United States federal laws, including those referenced below, may impact our business as a result of our rVue web site.  The Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, liability for posting, or linking to third-party web sites that include, materials that infringe copyrights or other rights.  Portions of the Communications Decency Act are intended to provide statutory protections to online service providers who distribute third-party content.  The Child Online Protection Act and the Children’s Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors.  The costs of compliance with these and other regulations may be significant and may increase in the future as a result of changes in the regulations or the interpretation of them.  Any failure on our part to comply with these laws and regulations may subject us to additional liabilities.

We may be unsuccessful in expanding our operations internationally, which could harm our business, operating results and financial condition.

Our ability to expand internationally involves various risks, including the need to invest significant resources in such expansion, the possibility that returns on such investments will not be achieved in the near future and competitive environments with which we are unfamiliar.  Any future international expansion plans we choose to undertake will require management attention and resources and may be unsuccessful.  We do not have any experience in selling our solutions in international markets or in conforming to the local cultures, standards or policies necessary to successfully compete in those markets, and if we do expand internationally we must invest significant resources in order to build the operational infrastructure necessary to operate in such markets.  Furthermore, in many international markets we may not be the first entrant and there may exist greater competition with stronger brand names than we expect to compete with in North American markets.  Our ability to expand internationally will also be limited by the demand for our solutions and the adoption of the Internet in these markets.  Different privacy, censorship and liability standards and regulations and different intellectual property laws in foreign countries may cause our business and operating results to suffer.

Any future international operations may also fail to succeed due to other risks inherent in foreign operations, including:

•	difficulties or delays in acquiring participating DOOH network customers in one or more international markets;

•	different advertising preferences and patterns than those in North America;

•	varied, unfamiliar and unclear legal and regulatory restrictions;

•	unexpected changes in international regulatory requirements and tariffs;

•	legal, political or systemic restrictions on the ability of United States companies to market services or otherwise do business in foreign countries;

•	less extensive adoption of the Internet as a commerce medium or information source and increased restriction on the content of websites;

•	difficulties in staffing and managing foreign operations;

•	greater difficulty in accounts receivable collection;

•	currency fluctuations;

•	potential adverse tax consequences;

•	lack of infrastructure to adequately conduct electronic commerce transactions; and

•	price controls or other restrictions on foreign currency.

As a result of these obstacles, we may find it impossible or prohibitively expensive to expand internationally or we may be unsuccessful in our attempt to do so, which could harm our business, operating results and financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We have devoted substantial resources to the development of our proprietary technology, including the proprietary software component of rVue, and related processes.  In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors.  These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information.  In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties.  Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our business is subject to the risks of hurricanes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from hurricanes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events.  For example, a significant natural disaster, such as a hurricane, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur.  Our corporate offices are located in Fort Lauderdale, Florida in South East Florida, a region that has experienced significant hurricane activity in the last decade.  In addition, acts of terrorism, which may be targeted at metropolitan areas which have higher population density than rural areas, could cause disruptions in our or our customers’ businesses or the economy as a whole.  Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential customer data.  We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting South East Florida, and our business interruption insurance may be insufficient to compensate us for losses that may occur.  As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide high quality customer service, such disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt our customers’ businesses, which could have an adverse affect on our business, operating results and financial condition.

As a public company, we incur significant increased costs which may adversely affect our operating results and financial condition.

As a public company, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, which includes the filing with the Commission of periodic reports and other documents relating to our business, financial condition and other matters, even though compliance with such reporting requirements is economically burdensome.  Historically, neither rVue nor Argo was required to satisfy these reporting requirements and as a result our historical expenses, as reported in this Current Report, will increase in future periods in order to comply with the requirements of being publicly held.  We expect to incur, and continue to incur, significant accounting, legal and other expenses, including the expenses related to management’s annual evaluation report of its internal control over financial reporting to be included in our annual report on Form 10-K, associated with our public company reporting requirements. In addition, we will incur substantial expenses in connection with the preparation of the registration statement and related documents required under the terms of the Private Placement that require us to register the shares of Common Stock included in the Units.

We will need additional capital to fund ongoing operations and to respond to business opportunities, challenges, acquisitions or unforeseen circumstances.  If such capital is not available to us, our business, operating results and financial condition may be harmed.

At March 31, 2010 we had $21,302 of cash on hand and a working capital deficit of $191,808.  Our limited operating history makes it difficult to accurately forecast revenues and expenses.  On May 13, 2010 we had an initial closing of our Private Placement and received net proceeds of $877,101 after placement agent fees.  We will continue to seek equity financing to provide funding for operations but the current market for equity financing is very weak.  If we are not successful in raising additional equity capital to generate sufficient cash flows to meet our obligations as they come due, we will have to reduce our overhead expenses by the reduction of headcount and other available measures.

We may require additional capital to expand our business or acquire complementary businesses although we have not identified any specific acquisition candidates.  However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all.  For example, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.  If we do not have funds available to enhance our solutions, maintain the competitiveness of our technology or pursue business opportunities, we may not be able to service our existing customers or acquire new customers.  In addition, if we do not have funds available to make strategic acquisitions, we may not be able to expand our business.  The inability to raise additional capital could have an adverse effect on our business, operating results and financial condition.

A further tightening of the credit markets may have an adverse effect on our ability to obtain short-term debt financing.

The recent deterioration of the global economy threatens to cause further tightening of the credit markets, more stringent lending standards and terms and higher volatility in interest rates. Persistence of these conditions could have a material adverse effect on our access to short-term debt and the terms and cost of that debt.  As a result, we may not be able to secure additional financing in a timely manner, or at all, to meet our future capital needs which may have an adverse effect on our business, operating results and financial condition.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our Common Stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

Risks Related to Our Industry

If use of the Internet, particularly with respect to the placement of online advertising, does not increase as rapidly as we anticipate, our business will be harmed.

Our future net profits are substantially dependent upon the continued use of the Internet as an effective medium of business and communication by our target customers.  Internet use may not continue to develop at historical rates, and our customers may not continue to use the Internet and other online services as a medium for commerce.  In addition, the Internet may not be accepted as a viable long-term marketplace or resource for a number of reasons, including:

•	actual or perceived lack of security of information or privacy protection;

•	possible disruptions, computer viruses or other damage to Internet servers or to users’ computers; and

•	excessive governmental regulation.

Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.  Our business, which relies on a contextually rich website that requires the transmission of substantial data, is also significantly dependent upon the availability and adoption of broadband Internet access and other high-speed Internet connectivity technologies.

Government regulation of the Internet is evolving, and unfavorable changes could substantially harm our business and operating results.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet.  Existing and future laws and regulations may impede the growth of the Internet or other online services.  These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet. Unfavorable resolution of these issues may substantially harm our business and operating results.

Seasonality may cause fluctuations in our financial results.

We believe that our revenue will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year.  Expenditures by advertisers also tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns.  Because some advertisers may discontinue or reduce advertising on our networks from time to time with little or no notice, we may experience fluctuations in operating results.  In particular, because advertisers generally reduce their spending during economic downturns, we would be materially adversely affected by a recession.

Risks Related to our Common and Preferred Stock

We may be unable to register for resale all of the shares of common stock and shares of common stock underlying the warrants included within the units sold in the Private Placement, in which case purchasers in the Private Placement will need to rely on an exemption from the registration requirements in order to sell such shares.

In connection with the Private Placement we entered into a registration rights agreement, pursuant to which we are obligated to file a “resale” registration statement with the SEC that covers all of the Common Stock sold in the Private Placement and to have such “resale” registration statement declared effective by the SEC no later than 180 days after the final closing of the Private Placement. Nevertheless, it is possible that the SEC may not permit us to register all of such shares of common stock for resale. In certain circumstances, the SEC may take the view that the Private Placement requires us to register the resale of the securities as a primary offering. It is possible that if registration is barred by current or future rules and regulations, rescission of the Private Placement could be sought by investors or an offer of rescission may be mandated by the SEC, which would result in a material adverse effect to us. In addition, our shares of public float are limited and are held by persons who acquired such shares under an effective registration filed prior to the Merger. Investors should be aware of the existence of risks that interpretive positions taken with respect to Rule 415, or similar rules or regulations including those that may be adopted subsequent to the date of this Current Report on Form 8-K/A, that could impede the manner in which the Common Stock may be registered or our ability to register the Common Stock for resale at all or the trading in our securities. If we are unable to register some or all of the Common Stock, or if shares previously registered are not deemed to be freely tradeable, such shares would only be able to be sold pursuant to an exemption from registration under the Securities Act, such as Rule 144, that currently permits the resale of securities by holders who are not affiliated with the issuer following twelve months from the filing of the Original Report.

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on behalf of our post-Transaction company.

Following the Transaction, our stock price may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•
limited “public float” following the Transaction, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our Common Stock;

•	sales of our Common Stock (particularly following effectiveness of the resale registration statement required to be filed in connection with the Private Placement);

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments;

•	economic and other external factors;

•	period-to-period fluctuations in our financial results; and

•	inability to develop or acquire new or needed technology.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our Common Stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our Common Stock.

We have never paid cash dividends on our Common Stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently no liquid trading market for our Common Stock and we cannot ensure that one will ever develop or be sustained.

To date there has been no liquid trading market for our Common Stock.  We cannot predict how liquid the market for our Common Stock might become.  Following the Transaction, we anticipate having our Common Stock quoted for trading on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”), however, we cannot be sure that such quotation will be obtained promptly, if at all.  As soon as is practicable, we anticipate applying for listing of our Common Stock on either the American Stock Exchange, The NASDAQ Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange.  We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our Common Stock will be accepted for listing on any such exchange.  Should we fail to satisfy the initial listing standards of such exchanges, or our Common Stock is otherwise rejected for listing and remains listed on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid and our Common Stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Following the Transaction, our Common Stock may be deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Following the Transaction, our Common Stock may be subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our Common Stock may cause the price of our Common Stock to decline.

If our stockholders sell substantial amounts of our Common Stock in the public market, including shares issued in the Private Placement upon the effectiveness of the registration statement required to be filed, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an “overhang” and in anticipation of which the market price of our Common Stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  The shares of Common Stock issued in the Transaction to the current and former officers and directors of rVue Inc. will be subject to a lock-up agreement prohibiting sales of such shares for a period of 12 months following the Transaction.  Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders.  In addition, the shares of Common Stock sold in the Private Placement will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares and (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

Investor Relations Activities, Nominal “Float” and Supply and Demand Factors May Affect the Price of our Stock.

We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We may provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company.  We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by the Company or from publicly available information.  We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.  We have issued 800,000 shares of restricted stock, and have budgeted $7,500 per month (for 12 months) for these activities, and such amounts may be increased in the future.  In addition, investors in the Company may be willing, from time to time, to encourage investor awareness through similar activities.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our Common Stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  The Company and its shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of the Company’s Common Stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets.  Until such time as the Common Stock sold in the Private Placement is registered and until such time as the restricted shares of the Company (including 12,500,000 shares issued to Argo) are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market.  The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.  As described in our Current Report on Form 8-K filed with the Commission on May 19, 2010, a small percentage of the outstanding common stock of the Company will initially be available for trading, held by a small number of individuals or entities.  Accordingly, the supply of Company Common Stock for sale will be extremely limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist.  Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that the Company’s or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

We may apply the proceeds of the Private Placement to uses that ultimately do not improve our operating results or increase the value of your investment.

We intend to use the net proceeds from the Private Placement for general working capital purposes. Therefore, our management will have broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not ultimately improve our operating results or otherwise increase the value of the investment in units sold in the Private Placement.

Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of subscribers in the Private Placement.

Our directors and executive officers will own or control a significant percentage of the Common Stock following the Transaction and completion of the Private Placement.  Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our Common Stock.  The interests of such persons may differ from the interests of our other stockholders, including purchasers of Units in the Private Placement.  As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company’s other stockholders, including purchasers in the Private Placement, may vote, including the following actions:

•	to elect or defeat the election of our directors;

•	to amend or prevent amendment of our Certificate of Incorporation or By-laws;

•	to effect or prevent a Transaction, sale of assets or other corporate transaction; and

•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Exercise of options may have a dilutive effect on our common stock.

If the price per share of our Common Stock at the time of exercise of any options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of May 13, 2010, we had (i) outstanding options to purchase 1,375,000 shares of our Common Stock at an exercise price of $0.22 per share, and (ii) outstanding options to purchase 1,137,500 shares of our Common Stock at an exercise price of $0.20 per share. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our Common Stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Our amended and restated articles of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of May 13, 2010 regarding the beneficial ownership of our common stock, taking into account the consummation of the Transaction, the Private Placement and the Split-Off, by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers named in the Summary Compensation Table below; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Rvue Holdings, Inc., 900 S.E. Third Avenue, 3rd Floor, Fort Lauderdale, FL 33316. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of May 13, 2010, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding such options, but are not deemed outstanding for computing the percentage of any other stockholder.

5% Owners

Name and Address of Beneficial Ownership	Number of Shares Beneficially Owned (1)		Percent Of Class Beneficially Owned (2)
Argo Digital Solutions, Inc. 900 S.E. Third Avenue, 3rd Floor Fort Lauderdale, FL 33316	12,500,000	(3)	50.2%
Edward M. Karr 17 Rue Des Maraichers Geneva, 1205 Switzerland	2,470,588		9.9%
Harvey Kesner 65 Mayhew Drive S. Orange, NJ 07079	2,384,836	(4)	9.6%

(1)	Does not include 2,300,000 shares underlying options that are not currently exercisable.

(2)	Based on 24,898,730 shares of our Common Stock issued and outstanding.

(3)
Jason Kates, Richard Sullivan, David Loppert, Dawn Rahicki and Jay Wilson are deemed to control 36.0%, 30.2%, 2.8%, 0.8% and 1.8% of these shares, respectively, by virtue of their common share interest in Argo.  Argo, Jason Kates, Richard Sullivan and David Loppert are each considered to be a promoter of the Company.

(4)
Includes (a) 1,269,638 shares owned by Paradox Capital Partners LLC of which Harvey Kesner is the sole manager, (b) 183,824 shares held by E Trade as Custodian for Harvey Kesner Roth IRA, (c) 250,000 shares held by the DA Kesner Trust, Harvey Kesner trustee, (d) 250,000 shares held by the JB Kesner Trust, Harvey Kesner trustee  and (e) 250,000 shares owned by the JS Kesner Trust, Harvey Kesner trustee.

Executive Officers and Directors

Name and Address of Beneficial Ownership	Number of Shares Beneficially Owned (1)		Percent Of Class Beneficially Owned (2)

Jason Kates	4,500,000	(3)	18.1%
Richard Sullivan	3,775,000	(4)	15.2%
David Loppert	350,000	(5)	1.4%
Dawn Rahicki	100,000	(6)	*
Jay Wilson	225,000	(7)	*
Robert Chimbel	—		—
All executive officers and directors as a group (six persons)	8,950,000	(1)(3)(4) (5)(6)(7)	35.9%

*	- Less than 1%

(1)	Does not include 2,300,000 shares underlying options that are not currently exercisable.

(2)	Based on 24,898,730 shares of our Common Stock issued and outstanding.

(3)	Includes 4,500,000 shares issued to Argo Digital Solutions, Inc. by virtue of Mr. Kates’36.0% ownership of Argo.

(4)	Includes 3,775,000 shares issued to Argo Digital Solutions, Inc. by virtue of Mr. Sullivan’s 30.2% ownership of Argo.

(5)	Includes 350,000 shares issued to Argo Digital Solutions, Inc. by virtue of Mr. Loppert’s 2.8% ownership of Argo.

(6)	Includes 100,000 shares issued to Argo Digital Solutions, Inc. by virtue of Ms. Rahicki’s 0.8% ownership of Argo.

(7)	Includes 225,000 shares issued to Argo Digital Solutions, Inc. by virtue of Mr. Wilson’s 1.8% ownership of Argo.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RVUE HOLDINGS, INC.

Dated: November 15, 2010	By:	/s/ David A. Loppert
David A. Loppert
Chief Financial Officer